Exhibit 21

Subsidiaries of the Registrant

Public Subsidiaries (including entities consolidated as a variable interest entity)

1.	The Singing Machine Company, Inc., a Delaware corporation

a.	SMC (HK) Limited, a Hong Kong company
b.	SMC Logistics, Inc., a California corporation
c.	SMC-Music, Inc., a Florida corporation
d.	MICS Hospitality Holdings, Inc., a Delaware corporation
e.	MICS Hospitality Management, LLC, a Delaware limited liability company
f.	MICS Nomad, LLC, a Delaware limited liability company

2.	TurnOnGreen, Inc. (f/k/a Imperalis Holding Corp.), a Nevada corporation

a.	Digital Power Corporation, a Delaware corporation
b.	TOG Technologies, a Nevada corporation

3.	Gresham Worldwide, Inc. (f/k/a Giga-tronics Incorporated), a California corporation

a.	Gresham Holdings, Inc. (f/k/a Gresham Worldwide, Inc.), a Delaware corporation
b.	Microsource, Inc., a California corporation
c.	Microphase Corporation, a Delaware corporation
d.	Gresham Power Electronics Ltd. (f/k/a Digital Power Limited), a company organized under the laws of England and Wales
e.	Enertec Systems 2001 Ltd., an Israeli corporation
f.	Relec Electronics Ltd., a company organized under the laws of England and Wales

4.	RiskOn International, Inc. (f/k/a BitNile Metaverse, Inc.), a Nevada corporation

a.	Bitnile.com, Inc., a Nevada corporation
b.	RiskOn 360, Inc. (f/k/a Ault Iconic, Inc.), a Nevada corporation
c.	RiskOn Learning, Inc., a Nevada corporation
d.	GuyCare, Inc., a Nevada corporation
e.	GuyCare Management, Inc., a Nevada corporation
f.	Ecoark, Inc., a Delaware corporation

5.	Ault Disruptive Technologies Corp., a Delaware corporation

Private Subsidiaries

1.	456 Lux Hotel NYC, LLC, a Delaware limited liability company
2.	1801 Deming, LLC, a Delaware limited liability company
3.	2226 Deming, LLC, a Delaware limited liability company
4.	7675 Walton, LLC, a Delaware limited liability company
5.	8400 Market, LLC, a Delaware limited liability company
6.	Agree Madison, LLC, a Delaware limited liability company
7.	Alliance Cloud Services, LLC, a Delaware limited liability company
8.	Ault Aviation, LLC, a Nevada limited liability company
9.	Ault Capital Group, Inc., a Nevada corporation
10.	Ault Disruptive Technologies Company, LLC, a Delaware limited liability company
11.	Ault Energy, LLC, a Nevada limited liability company
12.	Ault Global Real Estate Equities, Inc., a Nevada corporation
13.	Ault Global Real Estate Equities, LLC, a Delaware limited liability company
14.	Ault Lending, LLC, a California limited liability company
15.	Avalanche International, Corp., a Nevada corporation
16.	BNI Montana, LLC, a Delaware limited liability company
17.	Circle 8 Crane GP LLC, a Delaware limited liability company

18.	Circle 8 Crane Services LLC (f/k/a Circle 8 Newco LLC), a Delaware limited liability company
19.	Circle 8 Holdco LLC, a Delaware limited liability company
20.	Eco Pack Technologies, Inc., a Nevada corporation
21.	Eco Pack Technologies Limited, a UK private company
22.	MTIX Ltd., a company organized under the laws of England and Wales
23.	Sentinum, Inc. (f/k/a BitNile, Inc.), a Nevada corporation
24.	Third Avenue Apartments, LLC, a Delaware limited liability company

Inactive Subsidiaries

The following entities are inactive subsidiaries of the Company:

A.	Digital Farms, Inc., a Delaware corporation
B.	Flashpoint Digital Media, LLC, a Delaware limited liability company
C.	FlexiSphere Acquisition Corp., a Delaware corporation
D.	I. AM Inc., a Nevada corporation
E.	It’sLikeFashion.com, Inc., a Delaware corporation
F.	Spyglass Hill Capital Lending Corp., a Delaware corporation
G.	Tabard Holdings Inc., a Delaware corporation
H.	Unique EV, Inc., a Delaware corporation
I	Watership Corp., a Nevada corporation